Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS THIRD QUARTER
FISCAL YEAR 2006 RESULTS
     (Reno, NV — July 20, 2006) — International Game Technology (NYSE: IGT) today reported operating results for the third quarter ended June 30, 2006.
Third quarter financial highlights:
•	Total revenues of $612.4 million, up 6%, and related gross profit up 8% from the prior year

•	Product sales revenues of $297.6 million, up 8%

•	Record gaming operations revenues of $314.8 million, up 3%, and related gross profit up 12%

•	International operating income up 10%

•	Fully diluted earnings per share of $0.33, up 3%
     “IGT delivered another quarter of solid results, with record revenues in our gaming operations business and improved product sales revenues despite flat machine shipments,” said IGT Chairman and CEO TJ Matthews. “The ability to post meaningful financial improvements in a market with limited new or expansion opportunities is a testament to the diversity and depth of IGT’s business and product offerings.”
     For the third quarter of fiscal 2006, net income totaled $114.1 million or $0.33 per diluted share compared to $114.7 million or $0.32 per diluted share in the prior year. For the nine months ended June 30, 2006, net income totaled $358.8 million or $1.02 per diluted share compared to $331.1 million or $0.91 per diluted share in the same prior year period.
Gaming Operations
     Third quarter revenues and gross profit from gaming operations improved to $314.8 million and $183.6 million, respectively, compared to $305.1 million and $164.5 million in the prior year. For the nine-month period ended June 30, 2006, revenues and gross profit from gaming operations totaled $917.7 million and $533.0 million, respectively, compared to $890.9 million and $459.7 million in the prior year-to-date period.

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

     Third quarter gross margins on gaming operations grew to 58% compared to 54% in the prior year. Year-to-date gross margins were 58% versus 52% in the prior year. Margin improvement was primarily driven by the continued success of our low-denomination and multi-level progressive games, decreased jackpot expense, an increasing mix of central determination games, and positive shifts in interest rates. Prior year-to-date margins were also negatively impacted by asset obsolescence charges.
     The installed base of recurring revenue machines ended the quarter at a record 46,200 units, an increase of 7,700 units from the prior year and an increase of 1,800 units from the immediately preceding quarter. Lease operations growth year-over-year was primarily the result of placements in Mexico. Incremental growth in domestic lease operations was also realized in New York and Rhode Island. Year-over-year growth in the casino operations market was driven by additional placements in domestic central determination and Class II markets including California, Alabama and Florida, as well as the emerging Oklahoma Instant Bingo market. International casino market placements increased with the introduction of wide-area progressive units in South Africa during the current year.

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

Product Sales

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues (in millions)
North America	$187.2	$182.6	$595.3	$548.6
International	110.4	91.9	360.0	332.3

Total	$297.6	$274.5	$955.3	$880.9

Gross Margin
North America	53%	55%	54%	54%
International	45%	48%	44%	42%
Total	50%	52%	50%	49%

Units Shipped
North America	12,200	12,300	39,400	40,300
International	11,300	11,800	50,100	61,700

Total	23,500	24,100	89,500	102,000

Average Revenue Per Unit (ARPU)
North America	$15,300	$14,800	$15,100	$13,600
International	$9,800	$7,800	$7,200	$5,400
Total	$12,600	$11,400	$10,700	$8,600
     Third quarter worldwide product sales revenues and gross profits totaled $297.6 million and $148.9 million, respectively, compared to $274.5 million and $143.7 million in the prior year. Non-machine revenues of $88.5 million were comparable with the prior year and comprised 30% of total product sales revenues. Consolidated gross margins in the current quarter were 50% versus 52% in the prior year, primarily due to a slightly lower mix of non-machine sales.
     Worldwide product sales revenues and gross profits for the nine-month period ended June 30, 2006 totaled $955.3 million and $481.6 million, respectively, compared to $880.9 million and $435.2 million in the same prior year period. Year-to-date non-machine revenues increased 18% to $270.0 million and comprised 28% of total product sales revenues. Non-machine revenue growth was driven primarily by higher gaming systems, parts and game theme conversion sales.

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

     North America machine sales for the third quarter increased 11% compared to the prior year on flat unit volumes as a result of a more favorable premium product sales mix that includes the new AVP® Trimline machine. North America non-machine revenues totaled $63.3 million, down 10% from the prior year mostly due to lower parts sales. North America gross margins were 53% compared to 55% in the prior year mainly due to the lower contribution from non-machine revenues.
     International product sales totaled $110.4 million in the third quarter compared to $91.9 million in the prior year, up 20% despite lower unit volumes. International non-machine revenues increased 40% to $25.2 million mainly due to higher parts sales. Improvements over the prior year quarter were realized in Europe, the UK, Australia and Asia, mostly due to an improved premium product mix and a greater contribution from non-machine revenues. Current quarter international gross margin declined to 45% versus 48% in the prior year primarily as a result of higher shipping costs.
Operating Expenses and Other Income/Expense
     Consolidated operating expenses totaled $160.9 million for the quarter and $464.6 million for the nine months ended June 30, 2006 compared to $140.8 million and $391.6 million in the prior year period, respectively. Operating expenses increased primarily as a result of additional share-based compensation related to the adoption of SFAS 123(R), increased legal and compliance fees, greater investment in systems and game development, and the addition of WagerWorks. Operating expenses included share-based compensation during the current quarter and nine months of $7.9 million and $24.5 million, respectively.
     Other income, net, decreased $9.6 million for the quarter and $3.0 million year-to-date. Other income in the prior year quarter included financing fees realized on early customer loan repayments totaling $10.2 million, pretax.
Cash Flows & Balance Sheet
     Year-to-date, IGT generated $382.5 million in operating cash flows on net income of $358.8 million. Operating cash flows decreased from the prior year

International Game Technology Reports
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primarily due to increased receivables, additional prepayments to secure long-term licensing rights, the timing of income tax payments and the current year classification of excess tax benefits from employee stock plans in financing cash flows as a result of SFAS 123R accounting changes. Current year capital expenditures totaled $216.7 million compared to $166.2 million in the prior year, resulting from growth in our installed base and the construction of our Las Vegas campus.
     Working capital increased to $950.7 million at June 30, 2006 compared to $219.6 million at September 30, 2005, primarily due to the reclassification of our zero coupon convertible debentures to non-current with the expiration of holders’ rights to cash redemption on January 29, 2006. Because the market price condition for convertibility was satisfied with respect to the conversion period beginning July 18, 2006 through October 13, 2006, the debentures that include the net settlement feature will be classified in current liabilities for our fourth quarter.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $579.0 million at June 30, 2006 compared to $688.1 million at September 30, 2005. Debt totaled $810.3 million at June 30, 2006 compared to $811.0 million at September 30, 2005.
     On November 4, 2005, IGT unconsolidated approximately $139.2 million of assets and liabilities associated with past winner payments for progressive jackpot systems in New Jersey, and these amounts are no longer reflected in our balance sheet.
Capital Deployment
     On June 13, 2006, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on July 11, 2006 to shareholders of record on June 27, 2006.
     The remaining authorization under the Company’s stock repurchase program totaled 17.7 million shares at June 30, 2006. During the quarter, IGT prepaid $100.0 million in a structured share repurchase transaction designed to settle in cash or shares based on the closing stock price on June 29, 2006. Since the

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

closing price of IGT stock was above the threshold price of $35.50, we received cash of $101.1 million upon settlement in July, and no material shares were repurchased during our third quarter.
     As previously announced on June 30, 2006, IGT will host a conference call regarding its Third Quarter Fiscal Year 2006 earnings release on Thursday, July 20, 2006 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:
Domestic callers dial 888-889-4951, passcode IGT
International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, July 28, 2006.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Daylight Time) on Thursday, July 20, 2006. This replay will run through Friday, July 28, 2006. The access numbers are as follows:
Domestic callers dial 866-382-4790
International callers dial 203-369-0368
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	The ability to post meaningful financial improvements in a market with limited new or expansion opportunities is a testament to the diversity and depth of IGT’s business and product offerings
     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject

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to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     Contact: Patrick Cavanaugh, Executive Director of Investor Relations, 866-296-4232

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

(In millions, except per share amounts)

Revenues
Product sales	$297.6	$274.5	$955.3	$880.9
Gaming operations	314.8	305.1	917.7	890.9

Total revenues	612.4	579.6	1,873.0	1,771.8

Costs and operating expenses
Cost of product sales	148.7	130.8	473.7	445.7
Cost of gaming operations	131.2	140.6	384.7	431.2
Selling, general and administrative	92.9	86.3	270.2	236.5
Depreciation and amortization	22.4	17.2	62.9	50.8
Research and development	44.2	35.8	129.7	103.8
Bad debt provisions	1.4	1.5	1.8	0.5

Total costs and operating expenses	440.8	412.2	1,323.0	1,268.5

Operating income	171.6	167.4	550.0	503.3

Other income (expense), net	3.0	12.6	11.1	14.1

Income before tax	174.6	180.0	561.1	517.4

Income tax provisions	60.5	65.3	202.3	186.3

Net income	$114.1	$114.7	$358.8	$331.1

Basic earnings per share	$0.34	$0.33	$1.06	$0.96
Diluted earnings per share	$0.33	$0.32	$1.02	$0.91

Weighted average shares outstanding
Basic	338.0	343.5	337.0	344.8
Diluted	346.9	369.3	356.8	371.9

International Game Technology Reports
Third Quarter Fiscal Year 2006 Results

Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2006	2005

(In millions)

Assets
Current assets
Cash and equivalents	$356.3	$288.9
Investment securities, at market value	124.8	268.3
Restricted cash and investments	97.9	130.9
Receivables, net	448.8	426.0
Inventories	162.2	142.3
Other	297.2	180.8

Total current assets	1,487.2	1,437.2

Notes and contracts receivable, net	59.5	49.3

Property, plant and equipment, net	427.7	385.2

Jackpot annuity investments	343.1	469.4

Goodwill and intangibles, net	1,358.0	1,377.2

Other assets	270.7	146.1

Total assets	$3,946.2	$3,864.4

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$—	$611.0
Accounts payable	100.2	96.7
Jackpot liabilities	170.1	203.9
Accrued income taxes	2.7	14.5
Dividends payable	42.4	42.6
Other accrued liabilities	221.1	248.9

Total current liabilities	536.5	1,217.6

Notes payable, net of current maturities	810.3	200.0

Non-current jackpot liabilities	376.4	501.9

Other liabilities	33.6	39.2

Total liabilities	1,756.8	1,958.7

Total stockholders’ equity	2,189.4	1,905.7

Total liabilities and stockholders’ equity	$3,946.2	$3,864.4

International Game Technology Reports
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Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2006	2005

(In millions)

Operations
Net income	$358.8	$331.1
Depreciation, amortization and other non-cash items	224.3	179.8
Changes in operating assets and liabilities:
Receivables	(33.6)	28.3
Inventories	(14.2)	(28.6)
Prepaid and other assets	(35.4)	27.2
Income taxes	(53.5)	47.2
Accounts payable and accrued liabilities	(19.9)	7.4
Jackpot liabilities	(44.0)	(30.1)

Cash from operations	382.5	562.3

Investing
Capital expenditures	(216.7)	(166.2)
Restricted cash	23.0	26.5
Investment securities, net	141.2	(187.0)
Jackpot annuity investments, net	19.6	15.9
Investment in unconsolidated affiliates	(56.0)	-
Business acquisitions	(3.9)	(4.0)
Other investing activities	5.9	26.2

Cash from investing	(86.9)	(288.6)

Financing
Debt proceeds (repayments), net	(16.4)	0.5
Dividends paid	(126.5)	(124.6)
Employee stock plans	113.0	49.0
Share repurchases	(176.1)	(200.0)
Structured share repurchase plan	(22.2)	-

Cash from financing	(228.2)	(275.1)

Foreign exchange rates effect on cash	—	(2.7)

Net change in cash and equivalents	67.4	(4.1)

Beginning cash and equivalents	288.9	307.0

Ending cash and equivalents	$356.3	$302.9

International Game Technology Reports
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Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Calculation of Earnings Per Share	2006	2005	2006	2005

(In millions, except per share amounts)

Net income	$114.1	$114.7	$358.8	$331.1
Interest expense on convertible debentures, net of tax	0.1	2.4	4.3	7.1

Diluted EPS Numerator	$114.2	$117.1	$363.1	$338.2

Basic weighted average common shares outstanding	338.0	343.5	337.0	344.8
Dilutive effect of stock options	4.2	5.3	4.6	6.6
Dilutive effect of convertible debentures	4.7	20.5	15.2	20.5

Diluted EPS Denominator	346.9	369.3	356.8	371.9

Basic earnings per share	$0.34	$0.33	$1.06	$0.96
Diluted earnings per share	$0.33	$0.32	$1.02	$0.91

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Reconciliation of Net Income to Adjusted EBITDA	2006	2005	2006	2005

(In millions)

Net income	$114.1	$114.7	$358.8	$331.1
Income tax provisions	60.5	65.3	202.3	186.3
Other (income) expense, net	(3.0)	(12.6)	(11.1)	(14.1)
Depreciation and amortization	60.9	49.9	173.9	150.3
Share-based compensation	8.3	0.9	25.9	2.9

Adjusted EBITDA	$240.8	$218.2	$749.8	$656.5

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

International Game Technology Reports
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Unaudited Supplemental Data (continued)

	Nine Months Ended
	June 30,
Calculation of Free Cash Flow	2006	2005

(In millions)
Net cash from operations	$382.5	$562.3
Investment in property, plant and equipment	(48.7)	(34.8)
Investment in gaming operations equipment	(153.2)	(113.2)
Investment in intellectual property	(14.8)	(18.2)

Free Cash Flow before dividends	165.8	396.1

Dividends paid	(126.5)	(124.6)

Free Cash Flow	$39.3	$271.5

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.